CHESAPEAKE UTILITIES CORPORATION AND SUBSIDIARIES

EXHIBIT 11
COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE

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
                                                For the Quarter Ended
                                                      March 31,
                                              ------------------------
                                                  1997        1996
                                                  ----        ----
Primary earnings per share calculation:
  Weighted average number of shares             4,475,839   4,399,372
                                              ========================

  Consolidated net income                      $3,366,113  $6,000,157
                                              ========================

Primary earnings per share                          $0.75       $1.36
                                              ========================

Fully diluted earings per share calculation:
  Weighted average number of shares             4,475,839   4,399,372
  Contingent shares related to assumed
    conversion of convertible debt                240,704     245,359
                                              ------------------------
  Weighted average number of shares assuming
    full dilution                               4,716,543   4,644,731
                                              ========================

  Adjusted income
    Consolidated net income                    $3,366,113  $6,000,157
    Interest on convertible debt                   83,302      85,621
    Less:  Applicable income taxes                (32,488)    (33,392)
                                              ------------------------
  Adjusted net income                          $3,481,903  $6,119,170
                                              ========================

Fully diluted earnings per share                    $0.74       $1.32
                                              ========================
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